EXHIBIT 3.218
LIMITED LIABILITY COMPANY AGREEMENT
OF
BLUFFTON HEALTH SYSTEM LLC
This Limited Liability Company Agreement (“Agreement”) of Bluffton Health System LLC (the “Company”) is made and entered into effective as of August 27, 1999, between QHG of Bluffton, Inc., an Indiana corporation (“QHG”) and Frankfort Health Partner, Inc., an Indiana corporation (“FHP”) (QHG, FHP and each additional person admitted as a member of the Company are referred to individually as a “Member” and collectively as “Members”).
A. An organizer formed the Company as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”)) by filing a Certificate of Formation with the Office of the Delaware Secretary of State on August 27, 1999.
B. The Members desire to enter into this Agreement to set forth the provisions governing the management and conduct of the business of the Company and the rights and obligations of the Members.
The Members, in consideration of the foregoing premises and their mutual covenants and agreements set forth herein, agree as follows:
ARTICLE 1.
INTERESTS IN AND CAPITAL OF THE COMPANY
1.1 Units: Percentage Shares. Each Member’s Interest in the Company shall be denominated in “Units”. A Member’s “Percentage Share” in the Company shall be obtained by converting to a percentage the fraction having as its numerator the number of Units held by such Member and having as its denominator the aggregate number of Units held by all Members at the time. The initial Units and Percentage Share of each Member shall be set forth opposite such Member’s name on Exhibit 1.1 attached hereto. Thereafter, such Percentage Share shall be adjusted from time to time in accordance with this Agreement. All such adjustments shall be reflected on Exhibit 1.1 hereto.
1.2 Initial Capital Contributions. The Capital Contributions of the Members are shown on Exhibit 1.2. Except as provided in the Act, after a Member’s initial Capital Contribution is fully paid, no Member shall be required to make any further capital contributions or to lend any funds to the Company. “Capital Contribution” shall mean, with respect to any Member, the amount of money and the initial gross asset value of any property (other than money) contributed at any time to the Company with respect to such Member’s interest in the Company.
1.3 Return of Capital. No Member or assignee shall have the right to demand or receive a return of all or any part of such Member’s contributions to the capital of the Company. No Member (or assignee) shall be entitled to any interest on such Member’s capital account.

1.4 Limited Liability of Members, Assignees and Directors. No Member, assignee or Director shall be personally liable for the acts, debts, liabilities, or other obligations of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, assignee, Director, employee or agent of the Company. Each Member, Director and assignee shall be liable only to make the Capital Contributions that it has agreed to make and for such person’s own acts and conduct.
1.5 Capital Accounts. Separate capital accounts shall be maintained for each Member (and assignee) and shall consist generally of the sum of the Member’s initial capital account and any additional contributions to the capital of the Company that may be made by such Member, plus such Member’s share of the income of the Company, less such Member’s share of any losses of the Company, and less any distributions to or withdrawals made by or attributable to such Member from the Company. Each Member’s capital account shall be maintained and adjusted in accordance with the principles set forth in U.S. Treasury Regulation Section 1.704-1(b).
ARTICLE 2.
ALLOCATIONS AND DISTRIBUTIONS
2.1 Allocation of Profits and Losses. Profits and losses for any fiscal year or other shorter period shall be allocated among Members in accordance with their respective Percentage Shares. “Profits and Losses” shall mean, for each fiscal year or other shorter period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss). “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.2 Distributions. The Board of Directors is authorized to make distributions of cash or other property to the Members (or assignees) in accordance with their respective Percentage Shares in such amounts and at such times as the Board of Directors shall determine. Nothing contained herein is intended nor shall be construed or applied to violate the fraud and abuse prohibitions under the Medicare and Medicaid programs. No Member shall have the right to demand or receive distributions of property other than cash. Distributions in kind of Company property, in liquidation or otherwise, shall be made only with the consent of the Board of Directors and only at a value agreed to by the Board of Directors. Prior to any such distribution in kind, the difference between such agreed value and the book value of such property shall be credited or charged, as the case may be, to the Members’ capital accounts in proportion to their Percentage Shares, except as may otherwise be required under Code Section 704(c). Upon the distribution of such property, such agreed value shall be charged to the Capital Accounts of the Members receiving such distribution.
ARTICLE 3.
MANAGEMENT OF THE COMPANY’S AFFAIRS:
BOARD OF DIRECTORS

3.1 General Powers of the Board of Directors. The business and affairs of the Company shall be managed by its “Board of Directors” (herein so called) and the persons serving on the Board of Directors (the “Directors”), who shall serve in the capacity of “Managers” as defined in the Act. The Board of Directors shall direct, manage and control the Company’s business to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and do any and all things which the Board of Directors deems necessary or desirable for that purpose, subject to the rights and responsibilities of the Members. Unless expressly authorized by the Board of Directors, no Member shall have any authority to bind or obligate the Company.
3.2 Number. The number of Directors which shall constitute the whole Board of Directors shall be not less than three nor more than ten. The first Board of Directors shall consist of three Directors. Thereafter, within the limits above specified, the number of Directors shall be determined by resolution of the Board of Directors or by the Members at the annual meeting of the Members, except as provided in Section 3.3 of this Article, and each Director elected shall hold office until his successor is elected and qualified Directors need not be Members.
3.3 Removal of Directors. The Members shall have the power at any meeting of the Members to remove any Director or officer with or without cause by a vote of the majority in amount of all the outstanding Units of the Company entitled to vote.
3.4 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any removal of incumbent Directors may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner removed. If there are no Directors in office, then an election of Directors may be held by the Members.
3.5 Quorum. A majority of all the Directors of the Company shall be necessary to constitute a quorum for the transaction of business at all meetings of the Board of Directors and a majority of the quorum shall decide any question that may come before the meeting, but less than a quorum may adjourn any meeting from time to time.
3.6 Meetings. Regular meetings of the Board of Directors shall be held in the City of Brentwood, Tennessee, or at such other place as from time to time shall be determined by resolution of the Board of Directors and without notice of said meeting. Special meetings may be called at the discretion of the President of the Company, or upon request of a majority of members of the Board of Directors. A regular meeting of the Board of Directors shall be held immediately following the annual meeting of Members, at which the Directors shall elect the officers of the Company for the ensuing year and transact such other business as may come before said meeting, of which no notice need be given except as herein contained.
3.7 Notice of Meetings. Notice of all special meetings and the place, date and hour for holding such meetings, excepting only the regular meetings shall be given to each Director by mail, telecopy, or telegraph, by the Secretary at least three (3) days previous to the time fixed for the meeting. The transactions of any meeting of the Board of Directors, however called or noticed or wherever held, shall be as valid as though had a meeting duly been held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the Directors not present signs a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the records of the Company or made a part of the minutes of the meeting.
3.8 Compensation. Directors, as such, shall not receive a salary for their services, but by resolution of the Board of Directors, a fixed sum and expenses of attendant, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors. Nothing herein contained shall be construed to preclude any Director from serving the Company in any other capacity and receiving compensation therefor.
3.9 Written Consent in Lieu of Meeting. To the extent provided by applicable law, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
3.10 Indemnification. This Company shall indemnify each present and future Director and officer and any person who may serve at its request as a Director or officer of another entity to the extent required and to the extent permitted by the Act.
3.11 Local Advisory Board.
3.11.1 Board. It shall be the policy of the Company that any medical facility owned by the Company shall be operated as a division of the Company under the administrative direction of an “Administrator” and with the advice of a “Local Advisory Board”, some of the members of which shall be persons who are residents of the area served by the facility. The medical practice conducted in each medical facility shall be under the supervision of the medical staff of such facility and shall be conducted in accordance with the highest standards of medical ethics and professional competence. The Local Advisory Board shall consist of two (2) individual members of the community in which Caylor-Nickel Medical Center (the “Hospital”) is operated (the “Community Representatives”), two (2) physicians chosen by the Board of Directors and two (2) other representatives chosen by the Board of Directors. The Community Representatives will be selected by the Board of Directors from a slate of candidates (at least equal to the number of Local Advisory Board seats to be filled) submitted by Caylor-Nickel Medical Center, Inc. or a party it identifies from time to time in writing to the Board of Directors as its designee. In the event the Company or an affiliate acquires, leases or engages in a similar transaction with Wells Community Hospital, the Company may increase the size of the Local Advisory Board and provide for the selection of such additional LAB Directors as the Company determines in its discretion, to provide Wells Community Hospital representation on the Local Advisory Board. Members of the Local Advisory Board are referred to in this Agreement as “LAB Directors”. The Local Advisory Board shall continue in existence until the earlier of (i) a change in law that the Board of Directors believes would result in the illegality of the Local Advisory Board relationship, (iii) receipt of a response from a nationally recognized hospital accreditation commission indicating that the Local Advisory Board’s continued existence would have a material negative effect on the Hospital’s ability to receive or maintain accreditation by such commission, or (iii) October 1, 2009 (the “Existence Period”).

3.11.2 Governance and Responsibilities. The Local Advisory Board shall be governed by this Agreement, but in addition thereto shall authorize and adopt Bylaws for its own management subject to the authority of the Board of Directors. Such Bylaws shall provide the procedure for the election of officers, regular meetings, keeping of a permanent record of the minutes of the meetings of the Local Advisory Board and other matters. Such Bylaws and rules of procedure shall also provide for the giving of adequate notice of the meetings, and a fair and just procedure to be followed in the reaching of evidentiary and judgmental determinations as to the actions of any medical staff member or any employee of the medical facilities or Company. The Bylaws shall further provide that all action taken by the Local Advisory Board shall be reported to and subject to the authority of the Board of Directors. In the event of a conflict between this Agreement and the Bylaws, this Agreement shall control. The Local Advisory Board shall be responsible for the following:
(a) authority over medical staff affairs, including appointments, re-appointments, credentialing, quality of care issues, and bylaws;
(b) assuring the Hospital’s compliance with the requirements of the JCAHO;
(c) oversight over all the Hospital’s quality assurance activities;
(d) providing input to the Board of Directors’ on strategic and long-range plans; and
(e) in the event the Company or an affiliate leases or acquires or sells Wells Community Hospital, development of a plan to consolidate the operations of the Hospital and Wells Community Hospital.
3.11.3 Reservation. Responsibilities not specifically assigned to the Local Advisory Board in Section 3.11.2 will be retained by the Board of Directors including but not limited to all authority regarding operational and financial matters. In addition, the Board of Directors shall have authority, in its sole discretion, to override any decision made by the Local Advisory Board.
3.11.4 Removal of LAB Directors. The Board of Directors shall have the power to remove and replace any LAB Director with or without cause. Vacancies from any resignation or removal of incumbent LAB Directors shall be filled by the Board of Directors provided, however, that any replacement of a LAB Director originally selected from the slate of candidates submitted by Caylor-Nickel Medical Center, Inc. pursuant to Section 3.11.1 shall be selected by the Board of Directors from a new slate of candidates submitted by Caylor-Nickel medical Center, Inc.
3.11.5 Administrator. The Board of Directors shall select and employ a competent and experienced Administrator who shall be its direct representative in the management of the medical facility. The Administrator shall be given the necessary authority and held responsible for the administration of the medical facility in all departments, subject only to the policies enacted by the Board of Directors or by the Local Advisory Board pursuant to any delegated responsibility for medical matters.
3.11.6 Amendment. The provisions of Section 3.11 of this Agreement shall not be amended, modified, or repealed without a favorable vote of at least two-thirds of the Units voted at the meeting at which such amendment is to be considered, except with respect to any medical facilities which, in the opinion of at least two-thirds of all members of the Board of Directors, are not operating in accordance with the highest standards of medical ethics and professional competence or good business practices.
ARTICLE 4.
OFFICERS
4.1 Number. The officers of the Company shall be chosen by the Board of Directors and shall be a President, one or more Vice Presidents, a Secretary and Treasurer and one or more assistant secretaries and assistant treasurers. In addition, the President may appoint, or the Board of Directors may elect, one or more Assistant Secretaries and one or more Assistant Treasurers who shall have the same duties and authority, respectively, as the Secretary and Treasurer. Any number of offices, other than the President and the Secretary, may be held by the same person, unless the certificate of formation or this Agreement provide otherwise. No person shall sign any document on behalf of this Company in more than one capacity.
4.2 Election. The officers shall be elected or appointed by the Board of Directors at the first meeting following each annual meeting of Members and shall hold office at the pleasure of the Board of Directors. The President shall be a Director.
4.3 Compensation. The salaries of all officers and agents of the Company shall be fixed by the Board of Directors.
4.4 Removal and Vacancies. The officers of the Company shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors with or without cause, when in the judgment of the Board of Directors the best interest of the Company demands such removal. Any vacancy occurring in any office of the Company shall be filled by the Board of Directors.
4.5 President. It shall be the duty of the President to preside at all meetings of the Board of Directors at which he is present, unless the Board of Directors shall elect a permanent Chairman; to call special meetings of the Board of Directors whenever he may think such meetings are necessary, or as requested to do so in accordance with this Agreement; to sign all contracts, leases, mortgages, deeds, conveyances and other documents of the Company, which shall be countersigned by the Secretary or Treasurer where required. He shall have executive management and general supervision and direction of the affairs of the Company. He shall preside at the annual meeting of the Members of the Company and make a presentation covering the operation of the Company for the preceding year, together with such suggestions as he may deem proper.
4.6 Vice Presidents. In the event of the President’s inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice President in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

4.7 Secretary. The Secretary shall have the powers granted him under this Agreement, and shall sign and issue all the calls for the Members’ and Directors’ meetings when properly authorized; shall give notice of such meetings to each Member or Director as provided above in this Agreement and as required by law; shall have published all notices of the same required by law to be published; shall keep full and accurate minutes of the proceedings of all Members’ and Directors’ meetings and shall attest the same after approval of the presiding officer. He shall sign such instruments as require his signature, and he shall make such reports and perform such other duties as are incident to his office, or may be required of him by the Board of Directors.
4.8 Assistant Secretary. The Assistant Secretary, or (if there be more than one) the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
4.9 Treasurer. The Treasurer shall have the custody of all monies and securities of the Company and shall deposit same in the name and to the credit of the Company and shall keep a full and accurate account of the receipts and disbursements in books belonging to the Company and shall disburse the funds of the Company by check or other warrant. He shall render such reports to the President and Board of Directors as may be required of him and shall perform such other duties as may be incident to this office, or may be required of him from time to time by the Board of Directors.
4.10 Assistant Treasurer. The Assistant Treasurer, or, if there be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
ARTICLE 5. MEMBERS
5.1 Location. All meetings of the Members shall be held at any place within or without the State of Delaware which may be designated either by the Board of Directors or by the written consent of all Members entitled to vote thereat given either before or after the meeting and filed by the Secretary of the Company. In the absence of any such designation, Members’ meetings shall be held in the City of Brentwood, State of Tennessee.
5.2 Annual Meeting. The annual meeting of the Members shall be held on such dates and at such times as determined by the Board of Directors. At such meeting, the Members shall elect directors, by a plurality vote, to serve for the ensuing year or until their successors shall be elected and qualified.
5.3 Special Meetings. Special meetings of the Members, for any purposes whatsoever, may be called at any time by the President or by any Vice President or by a majority of the Board of Directors or by one or more Members holding not less than one-fifth (1/5) of the Units of the Company.

5.4 Notices. Written notice of each annual meeting shall be given to each Member either personally or by mail or by other means of written communication, charges prepaid, addressed to each Member at his address appearing on the books of the Company, or given by him to the Company for the purpose of notice. If a Member gives no address, notice is duly given to him if sent by mail or other means of written communication addressed to the place where the principal office of the Company is situated or if published at least once in some newspaper of general circulation in the county in which the office is located. Except as otherwise expressly provided by statute, any such notice shall be deposited in the United States mail, delivered to the telegraph company in the place in which the principal office of the Company is located or published at least ten (10) days, but not more than forty (40) days prior to the time of the holding of the meeting. In case such notice is personally delivered or delivered by means of written communication other than by mail, telegraph or publication as above provided, it shall be delivered at least seven (7) days prior to the time of the holding of the meeting. Such delivery, mailing, telegraphing or publishing as above provided shall be due legal and personal notice to such Member. Such notices shall specify the place, the day and the hour of such meeting and shall state such other matters, if any, as may be expressly required by statute. Notice of any special meeting shall specify in addition to the place, day and hour of such meeting the general nature of the business to be transacted. Attendance by a Member at any meeting in person or by proxy shall be deemed to waive all requirements as to notice of the meeting. Waiver by a Member in writing of notice of any meeting of Members shall be equivalent to the giving of such notice.
5.5 Quorum. The presence in person or by proxy of the holders of a majority of the Units entitled to vote at any meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of the Members may be adjourned from time to time by the vote of a majority of the Units, the holders of which are either present in person or represented by proxy thereat, but no other business may be transacted. The Members present at a duly organized meeting may continue to transact any business notwithstanding the withdrawal from such meeting of enough Members to leave less than a quorum.
5.6 Proxies. Units and Members may be represented by proxy and no special form of proxy shall be necessary, but the written authorization of proxy over signature of a Member shall be sufficient. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
5.7 Voting. Each Unit present at any meeting, either in person or by proxy, and having voting power shall be entitled to one vote on all matters coming before the meeting.
5.8 Presiding Officer. Every meeting of Members, whether annual or special, shall be presided over by the President or, in his absence, by any Vice President. The Secretary of the Company shall act as Secretary of every such meeting or, in his absence, a Secretary shall be appointed by the Chairman of such meeting.
5.9 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or to receive payment of any dividend, the Board of Directors shall fix a record date for determination of Members entitled to participate, which shall not be less than twenty (20) days nor more than fifty (50) days prior to the date on which such action is to be taken.
5.10 Written Consent. To the extent provided by applicable law, any action required to be taken at any annual or special meeting of Members of the Company, or any action which may be taken at any annual or special meeting of such Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken shall be signed by all of the Members.
ARTICLE 6.
TRANSFERS OF MEMBERSHIP INTERESTS BY MEMBERS
6.1 No Transfers. Each Member covenants and agrees that it will not sell, assign, transfer, alienate or otherwise dispose of (each such event being deemed a “Transfer”) all or any part of its Units in the Company to any person or entity, including the Company without the approval of the Board of Directors. Notwithstanding the foregoing, it shall not be deemed a Transfer for a Member to mortgage, pledge or otherwise encumber its Units in the Company; provided, however, that it shall be deemed a Transfer if a party for whose benefit the Units are mortgaged, pledged or otherwise encumbered shall obtain full title to such Units.
ARTICLE 7.
DISSOLUTION AND LIQUIDATION OF THE COMPANY
7.1 Dissolving Events. The existence of the Company shall be perpetual provided that the Company shall be dissolved and liquidated upon the occurrence of any of the following events:
i. The unanimous written agreement of the Members to terminate the Company.
ii. The entry of a final judgment, order or decree of judicial dissolution of the Company issued by a court of competent jurisdiction under the authority of Act § 18-802, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom.
iii. The administrative dissolution of the Company by action of the Secretary of State of the State of Delaware and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom or to become reinstated.
iv. Any event which results in there being fewer than two Members.
v. Any Transfer of a Unit in violation of Section 6.1.
Notwithstanding any other provision of this Agreement, in no event shall the redemption or purchase of the Units of a Member by the Company or any Transfer of a Unit be a dissolving event if the remaining Members consent to the continued existence and business of the Company as provided in Act §18-801(4).

7.2 Method of Liquidation. Upon the happening of any of the events specified in Section 7.1, the Company shall continue solely for the purpose of winding up its affairs liquidating its assets, and satisfying the claims of its creditors and Members. The Board of Directors shall be responsible for overseeing the winding up and liquidation of the Company. In the course of winding up its affairs, any of the Company’s assets may be sold upon the consent of the Board of Directors, and any proceeds derived from any such sale, together with all assets that are not sold, shall be applied and distributed in the following manner and in the following order of priority:
i. To the payment of the debts and liabilities of the Company and to the expenses of liquidation in the order of priority as provided by law, and to the establishment of any reserves that the Board of Directors deems necessary for any contingent liabilities or obligations of the Company; then
ii. To the payment of any liabilities or debts, other than capital accounts, of the Company to any of the Members; then
iii. To the Members (and assignees) in accordance with the relative positive balances of their capital accounts, after giving effect to all contributions, distributions and allocations under this Agreement for all periods as required by Section 704(b) of the Code and the regulations promulgated thereunder.
In the course of any liquidation, the difference between the fair market value and book value of any assets that are distributed in kind shall be credited or charged, as the case may be, to the Members’ (or assignees’) capital accounts.
7.3 Reasonable Time for Liquidation. A reasonable time (not to exceed twelve (12) months) shall be allowed for the orderly liquidation and winding up of the Company in order to minimize any losses that may be attendant upon such liquidation.
7.4 Distribution to Liquidating Trust. In the discretion of the Board of Directors, assets otherwise distributable to the Members (or assignees) pursuant to Section 7.2 may be distributed to a liquidating trust established for the benefit, and upon the agreement, of all Members (and assignees) for purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or potential liabilities or obligations of the Company.
7.5 Date of Termination. The Company shall be completely terminated when all property of the Company shall have been disposed of by the Company in accordance with Section 7.2. The establishment of any reserves in accordance with the provisions of Section 7.2 or the creation of a liquidating trust in accordance with Section 7.4 shall not have the effect of extending the existence of the Company, but any remaining balance in any such reserve or liquidating trust shall be distributed in the manner provided in Section 7.2 upon expiration of the period of such reserve or liquidating trust, as the case may be.
7.6 Certificate of Cancellation. Upon completing the winding up and liquidation of the Company, the Company shall cause to be filed a Certificate of Cancellation of the Company as provided by Act § 18-203. The Members agree to join in executing such document if such joinder is required by the Act or deemed necessary or appropriate by the Board of Directors.

Upon the filing of the Certificate of Cancellation, the Members shall cease to be such and the Company and this Agreement shall be terminated.
ARTICLE 8.
COMPANY FUNDS AND ACCOUNTING
8.1 Books of Account: Records and Information. The books of account of the Company shall be maintained at the Company’s principal executive office or such other location determined by the Board of Directors, and each Member shall have access thereto at all reasonable times. The Company shall also maintain such records and information required by Act § 18-305 and shall permit the inspection and copying of such records and information by the Members.
8.2 Period and Method of Accounting. The Company’s books of account shall be maintained on such fiscal year basis as may be determined by the Board of Directors, and such books shall be kept in accordance with such method of accounting as may be adopted by the Board of Directors or as required by the Code.
8.3 Tax Elections. The Board of Directors shall have the responsibility for making (and revoking) all tax elections on behalf of the Company (and which are to be made by the Company as opposed to the Members) under the Code. Upon the transfer of Units in the Company or a distribution of property to a Member (or assignee), the Company may, but is not required to, elect, pursuant to Section 754 of the Code, to adjust the basis of Company property as allowed by Section 734(b) and 743(b) thereof.
8.4 Tax Matters Manager. QHG of Bluffton, Inc. shall be Tax Matters Manager and shall act as the “Tax Matters Partner” as defined in the Code Section 6231(a)(7) and is authorized to execute, on behalf of the Company, all documents and returns necessary to comply with the U.S. Treasury Regulations promulgated thereunder.
ARTICLE 9. GENERAL
9.1 Filings. The Company shall execute and cause to be filed such certificates and documents required by any jurisdiction in which the Company engages in business. The Company shall take all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware and any other jurisdiction in which the Company engages in business.
9.2 Status of Company for Tax Purposes. The Members intend that the Company be classified as a partnership for federal and state income tax purposes. The Members shall be under a continuing obligation to perform their duties and responsibilities under this Agreement in light of such intention, and the Company shall do any and all things and acts necessary or appropriate to maintain such classification including filing form 8832 with the Internal Revenue Service.
9.3 Waiver of Action for Partition. Each Member (and assignee) irrevocably waives any right that it may have to maintain any action for partition with respect to the Company and its property.

9.4 Nonrecourse Loans. If the Company borrows money on a nonrecourse basis, then the creditor who makes such a loan to the Company will not have or acquire at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor.
9.5 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Members (and assignees) and their respective heirs, representatives, transferees, successors and assigns.
9.6 Construction. As herein used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context would otherwise fairly require. The titles of the Articles and Sections herein have been inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. All references herein to Articles and Sections shall mean the appropriate numbered Article or Section hereof except where reference is made to the Act, the Code or to some other specified law, regulation or instrument. All references to provisions of the Act, Code or other specified law shall be deemed to include any amendment or successor provisions of the Act, Code or other specified law.
9.7 Survival of Provisions. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be valid and enforceable; provided that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law.
9.8 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the Members with respect to the subject matter hereof and shall control over any inconsistent understanding, restriction, representation, or warranty among the Members.
9.9 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware except where reference is herein made to Sections or provisions of the Code or regulations. All references to Sections or provisions of the Code shall mean such Sections or provisions as now or hereafter amended and shall include any successor Sections or provisions.
9.10 No Third Party Beneficiaries. This Agreement is entered into by and for the benefit of the Members only and shall not be construed to create any rights to enforce this Agreement or otherwise for any other person or entity including, but not limited to, Caylor-Nickel Medical Center, Inc. or the Local Advisory Board.
The parties hereto have executed this Agreement as of the date first above written.
QHG of Bluffton, Inc.
By: /s/Wayne T. Smith
Title: President

Frankfort Health Partner, Inc.
By: /s/Wayne T. Smith
Title: President

EXHIBIT 1.1
PERCENTAGE SHARES

MEMBER	UNITS	PERCENTAGE SHARE
QHG of Bluffton, Inc.	99	99%

Frankfort Health Partner, Inc.	1	1%

Total	100	100%

EXHIBIT 1.2
CAPITAL CONTRIBUTIONS

QHG of Bluffton, Inc.	$

Frankfort Health Partner, Inc.	$